UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 5, 2005

The TJX Companies, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	1-4908	04-2207613

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Cochituate Road,
Framingham, MA 01701

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code (508) 390-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-10.1 Agreement with Arnold Barron dated 4/5/2005
EX-10.2 Agreement with Donald G. Campbell dated 4/5/2005
EX-10.3 Agreement with Alexander Smith dated 4/5/2005

Item 1.01 Entry into a Material Definitive Agreement.

     The TJX Companies, Inc. has entered into an employment agreement with each of Arnold Barron, Donald G. Campbell and Alexander Smith dated April 5, 2005 (collectively, the “Agreements”). Each of the Agreements has a three-year term. The Agreements provide for a minimum base salary ($675,000 for Mr. Barron, $775,000 for Mr. Campbell, and $925,000 for Mr. Smith) and participation in specified benefit programs, including the Stock Incentive Plan, the Management Incentive Plan (MIP) and the Long Range Performance Incentive Plan (LRPIP). Under the Agreements, the executives are fully vested in their respective accrued Supplemental Executive Retirement Plan (SERP) benefits. Mr. Smith’s SERP benefit is determined by reflecting a reduction for employer-funded U.K. benefits, converted to dollars using an agreed-upon exchange rate of $1.8196 dollars per pound sterling for benefits attributable to company contributions prior to July 1, 2004. Under the Agreements, TJX will provide each executive with a leased automobile. Under Mr. Smith’s Agreement, TJX will provide an additional one million dollars in life insurance coverage during the term of the Agreement, will pay the rent on Mr. Smith’s current residence in the U.S. for the period July 1, 2004 through June 30, 2006, and will pay for relocation of Mr. Smith and his family to the U.K. upon reassignment of Mr. Smith to the U.K. or upon termination of his employment other than for cause. Each Agreement includes a two-year non-competition undertaking as specified in the Agreements following termination of employment at the end of the three-year term or following voluntary termination of employment or a termination by TJX for cause. If the executive’s employment terminates prior to the end of the three-year term for specified reasons, or if at the end of the three-year term TJX does not offer the executive continued service in his current position or another position acceptable to the executive and upon mutually and reasonably agreeable terms, the executive is entitled to continuation of base salary for the balance of the term, if any, or for twelve months if more, subject after twelve months to a reduction for other employment earnings; to continued medical and life insurance coverage for the salary continuation period, unless the executive obtains no less favorable coverage from another employer; to prorated MIP and LRPIP target awards for the year of termination (plus an additional amount equal to the full MIP target award for the year of termination in the case of death, disability or incapacity); and to other benefits to the extent provided in the applicable plan or award. Upon a change of control as defined in the Agreements, the executive is no longer subject to the non-competition undertaking and will receive a payment equal to his target MIP award plus a prorated MIP target award for the year in which the change of control occurs and the maximum award payable with respect to LRPIP for cycles in progress at the time of the change of control. If the executive’s employment terminates for various reasons within twenty-four months following a change of control (and prior to April 4, 2008), instead of the severance benefits described above, he is entitled to receive a payment equal to two times his then current base salary plus the present value of SERP benefits plus continued medical and life insurance for two years, except to the extent the executive has coverage from another employer, and continued use of an automobile for that two-year period. TJX is obligated to pay the executive a tax gross-up payment in respect of any change of control-related excise tax incurred in connection with the change of control and all legal fees and expenses reasonably incurred by the executive in seeking enforcement of his contractual rights following a change of control.

Item 9.01 Financial Statements and Exhibits.

(c)	The following exhibits are filed herewith:

Exhibit Number	Title
10.1	Agreement dated as of April 5, 2005 between The TJX Companies, Inc. and Arnold Barron.

10.2	Agreement dated as of April 5, 2005 between The TJX Companies, Inc. and Donald G. Campbell.

10.3	Agreement dated as of April 5, 2005 between The TJX Companies, Inc. and Alexander Smith.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The TJX Companies, Inc.

(Registrant)

Dated: April 6, 2005	/s/ Jeffrey G. Naylor

Jeffrey G. Naylor
Senior Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Agreement dated as of April 5, 2005 between The TJX Companies, Inc. and Arnold Barron.

10.2	Agreement dated as of April 5, 2005 between The TJX Companies, Inc. and Donald G. Campbell.

10.3	Agreement dated as of April 5, 2005 between The TJX Companies, Inc. and Alexander Smith.